EXHIBIT 99.1

Perceptron Announces Fiscal 2020 First Quarter Results

Perceptron reports $17.9 million in quarterly revenue with strong 39.7% gross margins and 5.7% operating margins despite prolonged global economic uncertainty

PLYMOUTH, Mich., Nov. 11, 2019 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced first quarter results for its 2020 fiscal year (period ended September 30, 2019).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended September 30,
	2019	2018	Change
		(As Revised)
Net Sales	$17.9	$21.4	$(3.5)
Net Income	0.6	1.0	(0.4)

Diluted Income per Share	$0.06	$0.10	$(0.04)

First quarter fiscal 2020 results:

  First quarter consolidated net sales were $17.9 million, a decrease of 16.4% from the first quarter of fiscal year 2019
  Consolidated gross profit was $7.1 million and gross margin was 39.7%
  First quarter operating income totaled $1.0 million
  Net income for the first quarter of fiscal 2020 was $0.6 million
  First quarter diluted earnings per share was $0.06
  Bookings totaled $17.2 million
  Backlog was $37.7 million
  Cash and short-term investments totaled $4.7 million at September 30, 2019

Full year fiscal 2020 outlook and guidance:

  Double-digit forecasted increase in bookings
  Low to mid-single digit forecasted revenue growth
  Mid-single digit forecasted operating income margins

“During the quarter, continued growth in our new product launches supported improvement in our operating profitability, exceeding our expectations despite some revenue and bookings delays. Prolonged uncertainty around global economic conditions surrounding our major industrial customers has resulted in cautious order activity that we believe may rebound later in the year,” said David Watza, President and CEO of Perceptron. “Despite these challenges, our order in-take for the first quarter was up 5.6% over the same period in the prior year on a constant currency basis. In this uncertain environment, we believe that we are maintaining our market share and see increasing opportunities to grow our bookings at double digit rates and capture additional market share over time. However, given the continued challenging economic environment, we have reduced visibility into timing of orders for the next few quarters.

We continue to aggressively pursue revenue growth, although progress will ultimately be determined by timing of customer orders and delivery expectations. Our focus on cost reductions and operational efficiency across the organization should continue to deliver mid-single digit operating margins through fiscal 2020. Should we see more stability in the global trade outlook and business environment, we believe these cost and operational measures should result in accelerating profitable growth.”

Jay Freeland, Perceptron’s Chairman of the Board, comments “Amidst the prolonged uncertainty in our largest industry vertical, we see a building opportunity set for our technology. We are well positioned to benefit from the increasing consumer demand trends toward electric and autonomous vehicles due to our continued product development efforts. We continue to see broad, significant interest in our technology across all regions, both from current and prospective customers, and we are already seeing strong evidence that our investments to update and expand our suite of metrology solutions over the past several years have further positioned us to meet customers’ demand with top-of-the-line solutions.

Perceptron’s new AccuSite® Optical Tracking product continues to resonate with customers and industry experts as evidenced by our recent selection as a PACE Award finalist.

“We believe that our established development path will generate new business opportunities within our existing customer relationships and enable us to further grow into adjacent markets,” concluded Watza. “Our confidence in the long-term growth potential of Perceptron remains strong.  We believe there are significant upside and value creation opportunities ahead for Perceptron and will continue to aggressively execute the Company’s strategic plan with the ultimate goal of maximizing value for Perceptron’s shareholders.”

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended September 30,
	2019	2018	Change
		(As Revised)
Americas Sales	$6.2	$8.3	$(2.1)
Europe Sales	7.1	8.8	(1.7)
Asia Sales	4.6	4.3	0.3
Total Net Sales	$17.9	$21.4	$(3.5)

Gross Profit	$7.1	$8.3	$(1.2)
Gross Profit as a percent of sales	39.7%	38.8%
Operating Income	$1.0	$1.5	$(0.5)
Operating Income as a percent of sales	5.7%	7.0%
Net Income	$0.6	$1.0	$(0.4)
Diluted Income per Share	$0.06	$0.10	$(0.04)

Perceptron generated first quarter net sales for fiscal 2020 in the amount of $17.9 million, decreasing $3.5 million, or 16.4%, versus the same quarter in the prior year, which included an unfavorable currency impact of $0.5 million.   The Americas region decline was due to decreases in In-Line and Near-Line Measurement Solutions. The decrease in the Europe region was due to softness across all product lines.

In the first quarter of fiscal 2020, gross profit as a percentage of sales was up 90 basis points compared to the prior year period, primarily due to the mix of the Company’s revenue, impact of new products and benefit of cost saving initiatives.

During the first quarter of fiscal 2020, SG&A, Engineering and R&D expenses were down $0.7 million, primarily as a result of decreased legal fees, employee-related costs through cost savings initiatives, commissions and amortization expense.

	Three Months Ended September 30,
BOOKINGS (in millions)	2019	2018	Change

Geographic Region
Americas	$6.9	$3.6	$3.3
Europe	7.5	9.3	(1.8)
Asia	2.8	4.0	(1.2)
Total Bookings	$17.2	$16.9	$0.3

BACKLOG (in millions)	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018

Geographic Region
Americas	$12.3	$11.6	$7.9	$9.0	$13.0
Europe	18.6	18.2	19.5	21.6	18.5
Asia	6.8	8.6	8.3	7.5	7.7
Total Backlog	$37.7	$38.4	$35.7	$38.1	$39.2

First quarter bookings were $17.2 million, an increase of 1.8% compared to the first quarter of fiscal 2019.  The $3.3 million increase in our Americas region is primarily due to an increase in our In-Line and Near-Line Measurement Solutions. The $1.8 million decrease in our Europe region is primarily due to a decrease in 3D Scanning Solutions.  The $1.2 million decrease in our Asia region is due to decreases in both our Off-Line and our In-Line and Near-Line Measurement Solutions. First quarter bookings included an unfavorable currency impact of $0.5 million.

Revenue in the first quarter of fiscal 2020 exceeded bookings by $0.7 million, which caused a decrease in backlog to $37.7 million.

FINANCIAL POSITION

Cash and short-term investment balance totaled $4.7 million at September 30, 2019, down from $6.0 million at June 30, 2019 and $8.0 million at September 30, 2018.  At September 30, 2019, and June 30, 2019, we did not have any bank debt outstanding, nor did we have any bank debt outstanding at September 30, 2018.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its first quarter fiscal 2020 investor conference call/webcast, chaired by David L. Watza, President and CEO, on November 12, 2019, at 8:30 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	833-535-2207 (domestic callers) or
412-317-5405 (international callers)
Conference ID	10136469

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2020 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2020 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2019.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2019	2018
		(As revised)
Net Sales	$17,850	$21,442
Cost of Sales	10,808	13,150
Gross Profit	7,042	8,292
Operating Expenses
Selling, General and Administrative Expense	4,243	4,635
Engineering, Research and Development Expense	1,828	2,198
Operating Income	971	1,459
Other Income and (Expenses), net
Interest Expense, net	(24)	(27)
Foreign Currency and Other, net	(178)	(202)
Income Before Income Taxes	769	1,230
Income Tax Expense	(143)	(276)

Net Income	$626	$954

Income Per Common Share
Basic	$0.06	$0.10
Diluted	$0.06	$0.10

Weighted Average Common Shares Outstanding
Basic	9,661	9,560
Diluted	9,664	9,772

*During fourth quarter of fiscal 2019, the Company identified an error related to the accounting for our deferred tax liabilities associated with certain amortizable intangible assets acquired in 2015. The error relates to not appropriately reducing the associated deferred tax liabilities for the tax effect of amortization of the intangible assets since 2016. The error was immaterial to our previously issued financial statements, but the cumulative correction would have had a material effect on the 2019 financial statements. Accordingly, the results for the quarter ended September 30, 2018 throughout this earnings announcement have been adjusted to incorporate the revised amounts, where applicable. The revision reduced income tax expense and increased net income by approximately $62,000 for the three months ended September 30, 2018, in the Condensed Income Statements for that period. These changes are reflected in this earnings announcement in the columns labeled as revised.

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2019	2018
	(Unaudited)
Cash and Cash Equivalents	$3,998	$4,585
Short-Term Investments	722	1,431
Receivables, net	35,136	33,043
Inventories, net	10,056	10,810
Other Current Assets	2,304	1,529
Total Current Assets	52,216	51,398

Property and Equipment, net	6,457	6,538
Goodwill and Other Intangible Assets, net	3,487	3,557
Right of Use Assets	3,850	-
Other Long-Term Assets	85	-
Long-Term Deferred Income Tax Asset	424	620
Long-Term Investments	725	725
Total Non-Current Assets	15,028	11,440

Total Assets	$67,244	$62,838

Accounts Payable	$7,248	$7,397
Deferred Revenue	7,305	6,649
Reserve for Restructuring and Other Charges	-	44
ST Operating Lease Liability	514	-
Other Current Liabilities	6,261	6,111
Total Current Liabilities	21,328	20,201

Long-Term Taxes Payable	44	114
Long-Term Deferred Income Tax Liability	35	41
Long-Term Operating Lease Liability	3,384	-
Other Long-Term Liabilities	541	556
Total Long-Term Liabilities	4,004	711

Total Liabilities	25,332	20,912

Shareholders' Equity	41,912	41,926
Total Liabilities and Shareholders' Equity	$67,244	$62,838

Contact:
Investor Relations
investors@perceptron.com